UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2014

NEOGEN CORPORATION

(Exact name of registrant as specified in its charter)

MICHIGAN	0-17988	38-2367843
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

620 Lesher Place Lansing, Michigan	48912
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 517-372-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2014, the Board of Directors of Neogen Corporation (the “Registrant” or “Company”) appointed Dr. Ronald Green, Ph.D., to the Company’s Board, filling the vacancy created by Lon Bohannon’s resignation from the Board in August 2013. Dr. Green is vice president of Agriculture and Natural Resources at the University of Nebraska system, and vice chancellor of the Institute of Agriculture and Natural Resources at the University of Nebraska-Lincoln. Prior to joining the University of Nebraska in July 2010, Dr. Green served as senior director of Pfizer Animal Health overseeing global technical services for animal genetics. From 2003-2008, he served as the national program leader for animal production research for the USDA’s Agricultural Research Service. Dr. Green received B.S. and M.S. degrees in animal science from Virginia Tech and Colorado State University, respectively. His Ph.D. program was completed jointly at the University of Nebraska and the USDA U.S. Meat Animal Research Center in animal breeding in 1988.

There are no arrangements or understandings between Dr. Green and any other person pursuant to which he was selected as a director of the Registrant. Dr. Green is not related to any executive officer or director of the Registrant.

There have been no transactions since June 1, 2014, nor are there any currently proposed transactions, to which the Registrant or any of its subsidiaries was or is to be a party, in which the amount exceeds $120,000 and in which Dr. Green had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Section 404(a) of Securities and Exchange Commission Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION (Registrant)

Date: October 8, 2014	/s/ Steven J. Quinlan
Steven J. Quinlan
Vice President & CFO